Exhibit I

                     SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (Agreement) is entered into this
20 day of January 2000, by and between Morningstar Trust and WFO Trust hereinafter referred to as "Purchaser", and Rick Jesky, a resident of the State of Arizona hereinafter referred to as "Seller".

WHEREAS, Seller is the current President and Director of Oleramma, Inc.
(the "Company"), a Nevada corporation, that is traded on the NASD's "Over-the-Counter" Bulletin Board ("NASDOTCBB") under the ticker symbol "OLRM".

WHEREAS, Seller is also the holder of record of 3,000,000 shares of the Company which is evidenced by share certificate number 100 (hereinafter referred to as "Founder Shares"); and

WHEREAS, Seller is preparing to resign as an Officer and Director of the Company in the very near future and will transfer control over the SEC registrant at that time.

WHEREAS, in anticipation of such change in control of the Company, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser 2,850,000 of his Founder Shares (hereinafter referred to as "Selling Shares")

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

      1. Purchase of Selling Shares. Subject to the terms and conditions set forth herein, Seller will sell the Selling Shares to Purchaser.

      2. Purchase Price. Purchaser shall pay to Seller the sum of ONE HUNDRED SEVENTY EIGHT THOUSAND ($178,000.00) and other good and valuable consideration for such Selling Shares (hereinafter referred to as the "Purchase Price"). Seller hereby acknowledges the receipt of the sum of ONE HUNDRED SEVENTY EIGHT THOUSAND ($178,000.00) and other good and valuable consideration from Purchaser on or about January 20, 2000.

      3. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Purchaser and Seller.

     	4.  Waiver of Compliance; Consents.

      4.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      4.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

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      5. Notices.  All Notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by (i) hand; (ii) reliable overnight delivery service; or (iii) facsimile transmission.

If to Purchaser, to: c/o  Larry Hunter, Trustee, Morningstar Trust
                          Bry Behrmann, Trustee, WFO Trust
     	                    3200 S. Brazos
                          Las Vegas, NV 89109

If to Seller, to:	  c/o   Harold Gerwerter
                    				  500 N. Rainbow Boulevard, Suite 300
				                      Las Vegas, Nevada 89107

      6. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

      7. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

      8. Attorneys' Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

      9. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

    	10.  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS
OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

     11. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

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     12.  Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

     13. Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

     14. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees).

     15. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have set their hands this 20th day of January, 2000.

Seller:                             Purchasers:

Rick Jesky					                     Morningstar Trust
An Arizona Resident (Seller)

by: /s/ Rick Jesky			               by:  /s/ Larry Hunter

--------------------------	      -----------------------
Rick Jesky, an Individual           Larry Hunter, Trustee

                                    WFO Trust

                                    by:  /s/ Bry Behrmann
                                    -------------------------
                                    Bry Behrmann, Trustee


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